As filed with the Securities and Exchange Commission on January 3, 2023
Registration No 33-51864
Registration No. 33-77670
Registration No. 33-80729
Registration No. 333-61323
Registration No. 333-62626
Registration No. 333-135087
Registration No. 333-152658

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8  REGISTRATION STATEMENT (33-51864)
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8  REGISTRATION STATEMENT (33-77670)
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8  REGISTRATION STATEMENT (33-80729)
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8  REGISTRATION STATEMENT (333-61323)
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8  REGISTRATION STATEMENT (333-62626)
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8  REGISTRATION STATEMENT (333-135087)
POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8  REGISTRATION STATEMENT (333-152658)

UNDER
THE SECURITIES ACT OF 1933

KIMCO REALTY CORPORATION
(Exact name of registrant as specified in its charter)

Maryland	13-2744380
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

500 N. Broadway
Suite 201
Jericho, New York 11753
(Address of principal executive offices) (Zip Code)

Amended and Restated Stock Option Plan for Key Employees and Outside Directors of Kimco Realty Corporation
Kimco Realty Corporation 1998 Equity Participation Plan
 (Full title of the plans)

Bruce M. Rubenstein, Esq.
Executive Vice President, General Counsel and Secretary

Kimco Realty Corporation
500 N. Broadway
Suite 201
Jericho, New York 11753
(516) 869-9000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Joel H. Trotter, Esq.
Julia A. Thompson, Esq.
R. Charles Cassidy III, Esq.
Latham & Watkins LLP
555 Eleventh Street N.W., Suite 1000
Washington, D.C. 20004
(202) 637-2200

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (the “Registration Statements”) filed with the Securities and Exchange Commission and are being filed to deregister all securities that were registered for issuance on the Registration Statements and remain unsold thereunder:

•	Registration Statement on Form S-8 (File No. 33-51864) filed September 11, 1992;

•	Registration Statement on Form S-8 (File No. 33-77670) filed April 12, 1994;

•	Registration Statement on Form S-8 (File No. 33-80729) filed on December 21, 1995;

•	Registration Statement on Form S-8 (File No. 333-61323) filed on August 13, 1998;

•	Registration Statement on Form S-8 (File No. 333-62626) filed on June 8, 2001;

•	Registration Statement on Form S-8 (File No. 333-135087) filed on June 16, 2006; and

•	Registration Statement on Form S-8 (File No. 333-152658) filed on July 29, 2008, as amended by Post-Effective Amendment No. 1 to Form S-8 filed on November 5, 2012.

On December 15, 2022, the entity then known as Kimco Realty Corporation, a Maryland corporation (the “Predecessor”), announced that it intended to implement a corporate reorganization (the “Reorganization”) into a new holding company structure commonly referred to as an umbrella partnership real estate investment trust, or UPREIT. Also on December 15, 2022, in connection with the Reorganization, the Predecessor entered into an Agreement and Plan of Merger (the “Merger Agreement”) with New KRC Corp., a Maryland corporation (“New Kimco”), which was at that time a wholly-owned subsidiary of the Predecessor, and KRC Merger Sub, Corp., a Maryland corporation (“Merger Sub”), which was at that time a subsidiary of New Kimco. Effective as of 12:01 a.m., New York time, on January 1, 2023 (the “Effective Time”), pursuant to the terms of the Merger Agreement, Merger Sub merged with and into the Predecessor, with the Predecessor continuing as the surviving entity and a wholly-owned subsidiary of New Kimco (the “Merger”). At the Effective Time, (a) the separate existence of Merger Sub ceased and (b) each share of capital stock of the Predecessor issued and outstanding immediately prior to the Merger was converted on a one-for-one basis into an equivalent issued and outstanding share of capital stock of New Kimco. In connection with the Reorganization, the Predecessor converted into a limited liability company, organized in the State of Delaware, known as Kimco Realty OP, LLC and New Kimco changed its name to Kimco Realty Corporation, the former name of the Predecessor, and became the successor issuer to the Predecessor pursuant to Rule 12g-3 under the Securities Exchange Act of 1934.

As a result of the Merger, the Predecessor terminated all offers and sales of its securities registered for issuance on the Registration Statements that remained unsold thereunder as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing these Post-Effective Amendments to the Registration Statements on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jericho, State of New York, on January 3, 2023.

KIMCO REALTY CORPORATION

By:	/s/ Glenn G. Cohen
Glenn G. Cohen
Executive Vice President, Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, these Post-Effective Amendments have been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Milton Cooper	Executive Chairman of the Board of Directors	January 3, 2023
Milton Cooper

/s/ Conor C. Flynn	Director and Chief Executive Officer	January 3, 2023
Conor C. Flynn

/s/ Philip E. Coviello	Director	January 3, 2023
Philip E. Coviello

/s/ Frank Lourenso	Director	January 3, 2023
Frank Lourenso

/s/ Henry T. A. Moniz	Director	January 3, 2023
Henry T. A. Moniz

/s/ Mary Hogan Preusse	Director	January 3, 2023
Mary Hogan Preusse

/s/ Valerie Richardson	Director	January 3, 2023
Valerie Richardson

/s/ Richard B. Saltzman	Director	January 3, 2023
Richard B. Saltzman

/s/ Glenn G. Cohen	Executive Vice President, Chief Financial Officer and Treasurer	January 3, 2023
Glenn G. Cohen

/s/ Paul Westbrook	Vice President and Chief Accounting Officer	January 3, 2023
Paul Westbrook